Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On February 29, 2012, the Company completed its previously announced acquisition of Latrobe Specialty Metals, Inc (“Latrobe”) for a total purchase price of $427.0 million, net of cash acquired (the “Latrobe Acquisition”). The purchase price includes the issuance of 8.1 million shares of the Company’s common stock to former Latrobe stockholders in exchange for their Latrobe capital stock and $11.5 million of cash paid at closing, net of cash acquired of $2.5 million, to satisfy certain costs of the sellers. The fair value of the shares issued as part of the consideration paid for Latrobe was determined based on the closing market price of the Company’s shares on the acquisition date. The Company also assumed $153.7 million of indebtedness which was paid off in cash concurrently with the closing of the acquisition.

The following pro forma financial information is based on the Carpenter Technology Corporation (“Carpenter” or the “Company”) historical consolidated financial statements and the historical consolidated financial statements of Latrobe Specialty Metals, Inc. and Subsidiaries (“Latrobe) and is intended to provide you with information about how the Latrobe Acquisition might have affected the Company’s consolidated financial statements if it had closed as of July 1, 2010, in the case of condensed consolidated statement of operations information, and as of December 31, 2011, in the case of condensed consolidated balance sheet information. The pro forma financial information below is based on available information and assumptions that the Company believes are reasonable. The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the Company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

Carpenter’s historical amounts for the year ended June 30, 2011 were derived from the audited financial statements included in the Annual Report on Form 10-K filed by Carpenter on August 24, 2011 with the U.S. Securities and Exchange Commission (“SEC”). Carpenter’s historical amounts as of and for the six months ended December 31, 2011 were derived from the unaudited statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 3, 2012

Latrobe’s historical unaudited condensed balance sheet amounts as of December 31, 2011 were derived from the Consolidated Financial Statements (Unaudited) of Latrobe Specialty Metals, Inc. and Subsidiaries as of December 31, 2011 included in this Current Report on Form 8-K/A in Exhibit 99.2. The statement of operations data of Latrobe for the twelve months ended September 30, 2011 was derived from the audited Statement of Operations for the year ended September 30, 2011 included in this Current Report on Form 8-K/A in Exhibit 99.1.

The following Unaudited Pro Forma Financial Information should be read in conjunction with the audited consolidated financial statements of Latrobe Specialty Metals, Inc. and Subsidiaries, included in this Form 8-K/A, along with Carpenter’ financial statements and accompanying notes included in its prior SEC filings.

CARPENTER TECHNOLOGY CORPORATION

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2011

(in millions)

	Historical Carpenter Technology Corporation December 31, 2011	Historical Latrobe Specialty Metals, Inc. December 31, 2011	Proforma Adjustments		Combined Condensed Proforma
ASSETS
Current assets
Cash and cash equivalents	$318.8	$—	$(162.1	) 2a	$156.7
Accounts receivable, net	229.2	56.8	—		286.0
Inventories	432.5	219.4	19.3	2b	671.2
Deferred income taxes	29.1	7.8	—		36.9
Other current assets	25.2	0.8	—		26.0

Total current assets	1,034.8	284.8	(142.8)		1,176.8
Property, plant and equipment, net	685.7	74.2	97.8	2c	857.7
Goodwill	46.0	0.8	209.0	2e	255.8
Other intangibles, net	27.6	3.3	98.0	2d	128.9
Deferred income taxes	—	28.8	(28.8	) 2f	—
Other assets	80.7	5.6	—		86.3

Total assets	$1,874.8	$397.5	$233.2		$2,505.5

LIABILITIES:
Current liabilities:
Accounts payable	$147.7	$42.9	$—		$190.6
Accrued liabilities	158.2	24.2	—		182.4
Revolving line of credit	0.0	101.8	(101.8	) 2a	0.0
Current portion of long-term debt	0.0	16.7	(16.7	) 2a	0.0

Total current liabilities	305.9	185.6	(118.5)		373.0
Long-term debt, net of current portion	407.4	29.6	(29.6	) 2a	407.4
Accrued pension liabilities	158.7	41.5	(8.1	) 2g	192.1
Accrued postretirement benefits	107.0	59.0	(4.9	) 2g	161.1
Deferred income taxes	63.3	0.0	57.5	2f, 2h	120.8
Other liabilities	56.0	3.1	—		59.1

Total liabilities	1,098.3	318.8	(103.6)		1,313.5

STOCKHOLDERS’ EQUITY
Common stock	274.0	0.0	0.0		274.0
Preferred stock	0.0	0.5	(0.5	) 2i	0.0
Capital in excess of par value	239.8	51.0	(41.5	) 2i	249.3
Reinvested Earnings	1,053.3	63.4	(63.4	) 2i	1,053.3
Common stock in treasury, at cost	(530.1)	0.0	406.0	2i	(124.1)
Accumulated other comprehensive loss	(269.9)	(36.2)	36.2	2i	(269.9)

Total parent stockholders’ equity	767.1	78.7	336.8		1,182.6
Noncontrolling interest	9.4	—	—		9.4

Total equity	776.5	78.7	336.8		1,192.0

Total liabilities and equity	$1,874.8	$397.5	$233.2		$2,505.5

CARPENTER TECHNOLOGY CORPORATION

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OPERATIONS

SIX MONTHS ENDED DECEMBER 31, 2011

(in millions, except per share amounts)

	Historical Carpenter Technology Corporation	Historical Latrobe Specialty Metals, Inc.	Proforma Adjustments		Combined Condensed Proforma

NET SALES	$845.2	$234.3	$(5.5	) 2k	$1,074.0
Cost of sales	679.7	188.6	1.8	2c, 2k, 2l	870.1

Gross profit	165.5	45.7	(7.3)		203.9

Selling, general and administrative expenses	73.8	13.5	4.0	2d, 2m	91.3
Acquisition related costs	3.8	—	(3.8	) 2j	—

Operating income	87.9	32.2	(7.5)		112.6

Interest expense	(12.7)	(7.6)	7.6	2n	(12.7)
Other income, net	(0.4)	0.8	(0.6	) 2o	(0.2)

Income before income taxes	74.8	25.4	(0.5)		99.7
Income tax expense	27.2	9.6	(1.6	) 2p	35.2

Net income	47.6	15.8	1.1		64.5

Less: Net income attributable to noncontrolling interest	(0.2)	—	—		(0.2)

NET INCOME ATTRIBUTABLE TO CARPENTER	$47.4	$15.8	$1.1		$64.3

EARNINGS PER COMMON SHARE:
Basic	$1.06				$1.22

Diluted	$1.05				$1.21

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	44.4		8.1	2j	52.5

Diluted	45.1		8.1	2j	53.2

CARPENTER TECHNOLOGY CORPORATION

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OPERATIONS

YEAR ENDED JUNE 30, 2011

(in millions, except per share amounts)

	Historical Carpenter Technology Corporation Year Ended June 30, 2011	Historical Latrobe Specialty Metals, Inc. Year Ended September 30, 2011	Proforma Adjustments		Combined Condensed Proforma

NET SALES	$1,675.1	$453.5	$(3.3	) 2k	$2,125.3
Cost of sales	1,426.1	360.4	16.6	2c, 2k, 2l	1,803.1

Gross profit	249.0	93.1	(19.9)		322.2

Selling, general and administrative expenses	149.5	30.8	6.8	2d, 2m	187.1
Acquisition related costs	3.1	—	(2.4	) 2j	0.7

Operating income	96.4	62.3	(24.3)		134.4

Interest expense	(17.1)	(15.0)	15.0	2n	(17.1)
Other income, net	8.5	(0.5)	(1.2	) 2o	6.8

Income before income taxes	87.8	46.8	(10.5)		124.1
Income tax expense	16.1	18.3	(4.5	) 2p	29.9

Net income	71.7	28.5	(6.0)		94.2

Less: Net income attributable to noncontrolling interest	(0.7)	—	—		(0.7)

NET INCOME ATTRIBUTABLE TO CARPENTER	$71.0	$28.5	$(6.0)		$93.5

EARNINGS PER COMMON SHARE:
Basic	$1.59				$1.79

Diluted	$1.59				$1.77

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	44.1		8.1	2j	52.2

Diluted	44.7		8.1	2j	52.8

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(in millions)

(1)	Basis of Presentation

On February 29, 2012, the Company completed its previously announced acquisition of Latrobe Specialty Metals, Inc (“Latrobe”) for a total purchase price of $427.0 million, net of cash acquired (the “Latrobe Acquisition”). The purchase price includes the issuance of 8.1 million shares of the Company’s common stock to former Latrobe stockholders in exchange for their Latrobe capital stock and $11.5 million of cash paid at closing, net of cash acquired of $2.5 million, to satisfy certain costs of the sellers. The fair value of the shares issued as part of the consideration paid for Latrobe was determined based on the closing market price of the Company’s shares on the acquisition date. The Company also assumed $153.7 million of indebtedness which was paid off in cash concurrently with the closing of the acquisition.

It has been assumed for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet that the Latrobe Acquisition occurred as of December 31, 2011, and for purposes of the Unaudited Pro Forma Condensed Combined Statement of Income that the Latrobe Acquisition occurred as of July 1, 2010.

The purchase price for Latrobe assumed in the Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2011, is as follows:

Purchase price:
Cash	$14.0
Fair value of Carpenter shares issued to sellers	415.5

Total Purchase Price	$429.5

The following table summarizes the preliminary allocation of the purchase price to the assets and liabilities of the Latrobe business acquired as if the Latrobe Acquisition closed on December 31, 2011:

Accounts receivable	$56.8
Inventory	238.7
Property, plant and equipment	172.0
Intangible assets	101.3
Deferred income taxes	(49.7)
Other	3.3
Accounts payable and accrued liabilities	(53.0)
Long-term debt	(148.1)
Pension and other postretirement liabilities	(101.6)

Total identifiable net assets	219.7
Goodwill	209.8

Total purchase price	$429.5

The preliminary purchase price allocation has not been finalized because the Company is still in the process of reviewing and determining the fair value of the assets acquired and liabilities assumed which includes, among other things, property, plant and equipment and intangible assets.

The Unaudited Pro Forma Financial Information does not give effect to any potential cost savings or operational efficiencies expected to result from the Latrobe Acquisition or integration costs related thereto. The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the operating results or financial position that would have occurred had the Latrobe Acquisition been completed as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the Pro Forma Financial Information are preliminary and have been made solely for purposes of developing the pro forma financial information.

(2)	Proforma Adjustments

(a)	Net decrease in cash and cash equivalents of $162.1 million consisting of (i) cash payment made at closing of $14 million to satisfy certain costs of the sellers, and (ii) the cash payment of Latrobe indebtedness of $148.1 million paid concurrently with closing of the transaction.

(b)	Represents increases in the estimated fair values of inventories of $19.3 million at the acquisition date.

(c)	Represents increases in the estimated fair values of property, plant and equipment of $97.8 million at the acquisition date. The estimated values are depreciated on a straight-line basis over the estimated useful lives, resulting in an increase in depreciation of $3.7 million and $7.5 million during the six months ended December 31, 2011 and fiscal year 2011, respectively.

(d)	Represents an increase in the estimated fair value of finite-lived intangible assets of $98.0 million including estimated fair value associated with customer relationships, trademarks and trade names, licenses and certain contracts. The intangible assets will be amortized on a straight-line basis over the estimated useful lives ranging from 3 to 15 years, resulting in estimated increase in amortization expense of $4.6 million and $9.1million for the six months ended December 31, 2011 and fiscal year 2011, respectively.

(e)	Represents a net adjustment to proforma goodwill resulting from the application of acquisition accounting to the assets and liabilities acquired. The actual amount of goodwill recorded will be determined by applying acquisition accounting to the assets and liabilities acquired in connection with the Latrobe Acquisition on the acquisition date.

(f)	Represents reclassification of $28.8 million long-term deferred tax assets to long-term deferred tax liabilities.

(g)	Represents decreases in the estimated liabilities associated with Latrobe’s pension plan and Latrobe’s two other postretirement healthcare plans of $8.1 million and $4.9 million, respectively, associated with the impacts of re-measuring net pension liabilities and other postretirement benefit obligations at the acquisition date.

(h)	Represents increase in long term deferred tax liabilities of $86.3 million related to the tax effect of the step-up in the fair value of the assets and liabilities acquired recorded in connection with the acquisition accounting. The tax effect was calculated using currently enacted tax rates.

(i)	Represents the elimination of the historical equity of Latrobe as well as the impact of the issuance of 8.1 million shares of the Company’s common stock to the sellers. The shares were issued from the shares previously held by the Company as Treasury stock.

(j)	Represents the elimination of acquisition-related costs incurred by the Company directly related to the Latrobe Acquisition.

(k)	Represents the elimination of sales and costs of sales between the Company and Latrobe during the periods presented as follows:

(in millions)	Six Months Ended December 31, 2011	Fiscal Year 2011
Net Sales from Latrobe to Carpenter	$2.4	$3.2
Net Sales from Carpenter to Latrobe	3.1	0.1

Total net sales eliminated in proforma results	$5.5	$3.3

(l)	Represents impacts of converting the costs for inventories for Latrobe’s manufactured inventory from first-in, first-out (“FIFO”) method to last-in, first out (“LIFO”) method resulting in an increase in costs of good sold of $3.6 million and $12.4 million in the six months ended December 31, 2011 and the fiscal year 2011, respectively. Under the LIFO inventory valuation method, changes in costs of raw materials are recognized in costs of sales in the current period even though these materials and other costs may have been incurred at significantly different values due to the length of time associated with production cycles.

(m)	Represents the elimination of management fees paid to former owners totaling $0.6 million and $2.3 million for the six months ended December 31, 2011 and the fiscal year 2011, respectively.

(n)	Represents the elimination of interest expense associated with Latrobe’s indebtedness that was repaid concurrently with closing.

(o)	Represents reduction in interest earnings on invested cash balances of $0.6 million and $1.2 million as result of cash used to finance the transaction as well as repay the Latrobe debt concurrently with closing during the six months ended December 31, 2011 and fiscal year 2011, respectively.

(p)	Represents tax effects of adjustments identified above using currently enacted tax rates of 38 percent. The tax effects exclude the impact of certain non-deductible acquisition-related costs.